Exhibit 99.5

BILL OF SALE

                                THIS BILL OF SALE (this “Bill of Sale”) is made and entered into as of the 2nd day of August 2002 by and between iBasis, Inc. (“Buyer”) and Cisco Systems Capital Corporation (“Seller”), pursuant to that certain Settlement Agreement dated as of August 2, 2002 (the “Settlement Agreement”) by and among Cisco Systems, Inc., (“CSI”), Seller and Buyer.  Capitalized terms used herein and used as defined in the Settlement Agreement.

                                WHEREAS, pursuant to the terms of the Settlement Agreement, Seller has sold certain equipment to Buyer;

                                NOW, THEREFORE, for the consideration set forth in the Settlement Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree that:

Sale and Transfer.  Seller hereby sells, grants, conveys, delivers, transfers, and assigns to Buyer and its successors and assigns all of the Listed Equipment described in the Settlement Agreement, to have and to hold the Listed Equipment for its or their own use and benefit forever Seller represents and warrants to Buyer that Seller is the lawful owner of all right, title and interest in and to the Listed Equipment and that the Listed Equipment is free and clear from all liens and encumbrances other than any liens or encumbrances granted by or created against the Buyer or any of its affiliates.  Except as otherwise expressly provided in the preceding sentence or the Settlement Agreement, (a) Buyer accepts such right, title and interest in and to the Listed Equipment “as is” and “where is,” without representations or warranties of any kind, express or implied, including, without limitation, any warranties as to the merchantability or fitness of the Listed Equipment for use or sale, (b) Buyer agrees that the Cisco Parties have made no representation, warranty, statement of fact, or expression of opinion regarding the merchantability or fitness of the Listed Equipment, and (c) Buyer represents that (i) it has inspected the Listed Equipment, (ii) it is aware of, and relies solely on its own knowledge of, the condition, value, and usability of the Listed Equipment, and (iii) the Listed Equipment is in satisfactory and conforming condition to Buyer and is fully accounted for.

Software.  Buyer acknowledges and confirms that (a) the Listed Equipment is operable only in conjunction with Software currently licensed to Buyer pursuant to the License, (b) except as expressly provided in the Settlement Agreement, in the event of any subsequent voluntary or involuntary transfer of all or any portion of the Listed Equipment by Buyer to a third party, such third party shall acquire no rights in the Software or the License from Buyer, and (c) such third party may acquire a license to use such Software only by entering into a separate software license with the Cisco Parties and paying any appropriate fee therefor.

Benefit: Governing Law; Further Assurances..  This Bill of Sale shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties hereto and shall be governed by and construed and interpreted in accordance with the Settlement Agreement, and the internal laws of the State of California, without regard to principles of conflicts of laws, and applicable federal law. Seller, for itself, CSI, and its respective successors and assigns, hereby covenants and agrees that, without further consideration, at any time and from time to time after the date hereof, it will use commercially reasonable efforts to execute and deliver or have executed and delivered to Buyer such further instruments of sale, conveyance, assignment and transfer, and take such other action, all upon the reasonable request of Buyer, in order more effectively to sell, convey, grant, assign, transfer and deliver all or any portion of the Listed Equipment to Buyer, to assure and confirm to any other person the ownership of the Listed Equipment by Buyer, and to permit Buyer to exercise any of the franchises, rights, licenses or privileges intended to be sold conveyed, assigned, transferred and delivered by Seller to Buyer pursuant to this Bill of Sale.

                                IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be executed by their duly authorized representatives the day and year first above written.

SELLER		BUYER

CISCO SYSTEMS CAPITAL CORPORATION		iBASIS, INC.

By:	/s/ David A. Rogan	By:	/s/ Ofer Gneezy
Name:	David A. Rogan	Name:	Ofer Gneezy
Title:	President	Title:	President and Chief Executive Officer